Exhibit 4.1

MOODY’S CORPORATION

as Issuer

and

COMPUTERSHARE TRUST COMPANY, N.A.

as successor to

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SIXTEENTH SUPPLEMENTAL INDENTURE

Dated as of February 25, 2022

to

INDENTURE

Dated as of August 19, 2010

3.750% Senior Notes due 2052

TABLE OF CONTENTS

Page
ARTICLE 1. DEFINITIONS
Section 1.1. Definition of Terms	1

ARTICLE 2.
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.1. Designation and Principal Amount	5
Section 2.2. Maturity	5
Section 2.3. Further Issues	5
Section 2.4. Form of Payment	5
Section 2.5. Global Securities and Denomination of Notes	5
Section 2.6. Interest	5
Section 2.7. Redemption	5
Section 2.8. Limitations on Liens	6
Section 2.9. Limitations on Sale and Leaseback Transactions	7
Section 2.10. Merger, Consolidation or Sale of Assets	8
Section 2.11. Events of Default	8
Section 2.12. Appointment of Agents	8
Section 2.13. Change of Control	8
Section 2.14. Defeasance Upon Deposit of Moneys or U.S. Government Obligations	10

ARTICLE 3.
FORM OF NOTES
Section 3.1. Form of Notes	10

ARTICLE 4.
ORIGINAL ISSUE OF NOTES
Section 4.1. Original Issue of Notes	10

ARTICLE 5.
MISCELLANEOUS
Section 5.1. Ratification of Indenture	10
Section 5.2. Trustee Not Responsible for Recitals	10
Section 5.3. Governing Law	10
Section 5.4. Separability	10
Section 5.5. Counterparts Originals	11
EXHIBIT A – Form of Notes	A-1

ii

SIXTEENTH SUPPLEMENTAL INDENTURE, dated as of February 25, 2022 (this “Supplemental Indenture”), between Moody’s Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007 (the “Company”), and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, a national banking association, organized and in good standing under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the indenture, dated as of August 19, 2010, to the Trustee (the “Base Indenture,” and, as hereby supplemented, the “Indenture”), to provide for the issuance of the Company’s debt Securities to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “3.750% Senior Notes due 2052” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors, pursuant to resolutions duly adopted on February 7, 2022, has duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 3.01 and Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definition of Terms. Unless the context otherwise requires:

(a) each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture, unless otherwise defined in this Supplemental Indenture;

(b) the singular includes the plural and vice versa;

(c) headings are for convenience of reference only and do not affect interpretation;

(d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(e) the following terms have the meanings given to them in this Section 1.1(e):

(i) “Attributable Debt” means an amount equal to the lesser of (a) the fair market value of the property (as determined by the Board of Directors of the Company) or (b) the present value of the total net amount of payments to be made under the lease during its remaining term, discounted at the interest rate set forth or implicit in the terms of the lease, compounded semi-annually.

(ii) “Base Indenture” shall have the meaning assigned to it in the recitals.

(iii) “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

(iv) “Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company.

(v) “Change of Control Offer” shall have the meaning assigned to it in Section 2.13.

(vi) “Change of Control Payment Date” shall have the meaning assigned to it in Section 2.13.

(vii) “Change of Control Triggering Event” means the notes cease to be rated Investment Grade by S&P or Fitch or, if S&P or Fitch and another “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) shall provide a rating of the notes, by S&P or Fitch and any such other rating organization, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as S&P, Fitch or such other rating organization shall have publicly announced that it is considering a possible ratings change). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

(viii) “Consolidated Total Assets” means the total assets of the Company and its consolidated subsidiaries, as set forth on the Company’s most recent consolidated balance sheet, as determined under GAAP.

(ix) “Continuing Director” means as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(x) “DTC” means The Depository Trust Company.

(xi) “Event of Default” shall have the meaning assigned to it in Section 2.11.

(xii) “Fitch” means Fitch Ratings, a part of the Fitch Group, and its successors.

(xiii) “Indenture” shall have the meaning assigned to it in the recitals.

(xiv) “Investment Grade” means a rating of BBB- or better by S&P or Fitch (or its equivalent under any successor rating category of S&P or Fitch); and an equivalent rating of another “nationally recognized statistical rating organization” that shall provide a rating of the notes.

(xv) “Lien” shall have the meaning assigned to it in Section 2.8.

(xvi) “Net Revenue” means with respect to any Person for any period, the net revenue of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

(xvii) “Notes” shall have the meaning assigned to it in the recitals.

(xviii) “Permitted Liens” shall have the meaning assigned to it in Section 2.8.

(xix) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(xx) “Registrar” shall have the meaning assigned to it in the recitals.

(xxi) “Restricted Subsidiary” means any Subsidiary (a) the Total Assets of which exceed 10% of Consolidated Total Assets as of the end of the most recently completed fiscal year or (b) the Net Revenue of which exceeds 10% of the Net Revenue of the Company and its consolidated subsidiaries as of the end of the most recently completed fiscal year.

(xxii) “Sale/Leaseback Transaction” shall have the meaning assigned to it in Section 2.9.

(xxiii) “Subsidiary” means with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

(xxiv) “S&P” means S&P Global Ratings and its successors.

(xxv) “Total Assets” means at any date as to any Person, the total assets of such Person and its consolidated subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

(xxvi) “Trigger Period” shall have the meaning assigned to it in Section 1.1(e)(vi).

(xxvii) “Trustee” shall have the meaning assigned to it in the recitals.

(xxviii) “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1. Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture designated as the “3.750% Senior Notes due 2052,” which are not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Supplemental Indenture shall be $500,000,000. Any additional amounts of Notes to be issued shall be set forth in a Company Order.

Section 2.2. Maturity. The stated maturity of principal for the Notes shall be February 25, 2052.

Section 2.3. Further Issues. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes, provided that if the additional Notes are not fungible, for U.S. federal income tax purposes, with the Notes, the additional Notes will have a separate CUSIP. Any such additional Notes shall have the same ranking, interest rate, maturity date and other terms as the Notes. Any such additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture.

Section 2.4. Form of Payment. Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.5. Global Securities and Denomination of Notes. Upon the original issuance, the Notes shall be represented by one or more Global Securities. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and shall deposit the Global Securities with the Trustee as custodian for DTC in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6. Interest.

(a) The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from February 25, 2022 at the rate of 3.750% per annum payable semi-annually in arrears; interest payable on each Interest Payment Date shall include interest accrued from February 25, 2022, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are February 25 and August 25, commencing on August 25, 2022; and the record date for the interest payable on the Interest Payment Date is the date that is 15 calendar days immediately before the Interest Payment Date.

Section 2.7. Redemption. The Notes are subject to redemption at the option of the Company as set forth in the form of Note attached hereto as Exhibit A.

Section 2.8. Limitations on Liens.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any of its or its Restricted Subsidiaries’ properties or assets (a “Lien”), whether owned on the date of issuance of the Notes or thereafter acquired, unless the Notes are at least equally and ratably secured with such secured Indebtedness (together with, if the Company so determines, any other Indebtedness of or guaranty by the Company or such Restricted Subsidiary then existing or thereafter created that is not subordinated to the Notes) for so long as such other Indebtedness is so secured (and any Lien created for the benefit of the holders of the Notes and any other debt securities of any series issued pursuant to the Indenture and having the benefit of this Section 2.8 shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the Lien securing such other Indebtedness); provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):

(i) Liens on property or other assets of any Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

(ii) Liens on property or other assets existing at the time of acquisition by the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such acquisition;

(iii) Liens on property or assets to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;

(iv) Liens in the Company’s favor or in favor of a Restricted Subsidiary;

(v) Liens existing on the date of issuance of the Notes;

(vi) Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either the Company or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

(vii) Liens arising in connection with the financing of accounts receivable by the Company or any Restricted Subsidiary; provided that the uncollected amount of account receivables subject at any time to any such financing shall not exceed $150,000,000; and

(viii) extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in this Section 2.8 without increase of the principal of the Indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any property of the Company or that of any Restricted Subsidiary, as the case may be, other than the property specified in this Section 2.8 and improvements to this property.

(b) Notwithstanding the foregoing, the Company and any Restricted Subsidiary may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the Notes; provided, that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is concurrently being retired, the sum of (i) the aggregate amount of all outstanding Indebtedness secured by Liens other than Permitted Liens, and (ii) the Attributable Debt of all the Company’s Sale/Leaseback Transactions permitted by Section 2.9(c) does not at such time exceed 5% of Consolidated Total Assets.

Section 2.9. Limitations on Sale and Leaseback Transactions.

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement relating to property now owned or hereafter acquired whereby either the Company transfers, or any Restricted Subsidiary transfers, such property to a Person and either the Company or any Restricted Subsidiary leases it back from such Person (a “Sale/Leaseback Transaction”), unless:

(i) the Company or such Restricted Subsidiary could, at the time of entering into such arrangement, incur Indebtedness secured by a Lien on the property involved in the transaction in an amount at least equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the Notes as described in Section 2.8; or

(ii) the net proceeds of the Sale/Leaseback Transaction are at least equal to such property’s fair market value, as determined by the Company’s Board of Directors, and the proceeds are applied within 180 days of the effective date of the Sale/Leaseback Transaction to the repayment of senior indebtedness of the Company or any Restricted Subsidiary.

(b) The restrictions set forth in (a) above will not apply to a Sale/Leaseback Transaction: (i) entered into prior to the date of issuance of the Notes; (ii) that exists at the time any Person that owns property or assets becomes a Restricted Subsidiary; (iii) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (iv) involving leases for a period of no longer than three years; or (v) in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

(c) Notwithstanding the restrictions contained above, the Company and its Restricted Subsidiaries may enter into a Sale/Leaseback Transaction; provided that at the time of such transaction, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into pursuant to the restrictions in (a) above, together with the aggregate amount of all outstanding Indebtedness secured by Liens as permitted by Section 2.8(b), does not at such time exceed 5% of Consolidated Total Assets.

Section 2.10. Merger, Consolidation or Sale of Assets. Section 6.04 of the Base Indenture shall be revised in its entirety to read:

(a) The Company will be permitted to consolidate or merge with another entity or to sell all or substantially all of its assets to another entity, subject to the Company’s meeting all of the following conditions: (i) any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia; (ii) immediately following the consolidation, merger, sale or conveyance, the resulting, surviving or transferee entity (if other than the Company) would not be in default in the performance of any covenant in the Indenture; and (iii) the Company delivers a supplemental indenture by which the surviving entity (if other than the Company) expressly assumes the Company’s obligations under the Indenture.

(b) In the event that the Company consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity (if other than the Company) will be substituted for the Company under the Indenture, and the Company will be discharged from all of its obligations under the Indenture.

Section 2.11. Events of Default.

(a) The term “Event of Default” as used in this Supplemental Indenture with respect to the Notes shall include the following described event in addition to those set forth in Section 7.01 of the Base Indenture:

(i) The Company or a Restricted Subsidiary fail to pay the principal of any Indebtedness when due at maturity in an aggregate amount of $50 million or more, or a default occurs that results in the acceleration of the maturity of the Company’s or any of the Restricted Subsidiaries’ Indebtedness in an aggregate amount of $50 million or more;

Section 2.12. Appointment of Agents. The Trustee shall initially be the Registrar and Paying Agent for the Notes.

Section 2.13. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as provided in Article Four of the Base Indenture, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 2.13 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d) Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. In addition, Holders may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Company’s Board of Directors does not approve a dissident slate of directors but approves them as required by clause (4) of Section 1.1(e)(iv).

(e) Notwithstanding this Section 2.13, a transaction will not be deemed to involve a Change of Control under clause (2) of Section 1.1(e)(iv) if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

Section 2.14. Defeasance Upon Deposit of Moneys or U.S. Government Obligations. At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 10.02 of the Base Indenture and Sections 2.8, 2.9 and 2.10 of this Supplemental Indenture with respect to the Notes at any time after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied.

ARTICLE 3.

FORM OF NOTES

Section 3.1. Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1. Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE 5.

MISCELLANEOUS

Section 5.1. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.

Section 5.2. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.3. Governing Law. This Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4. Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5. Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

This Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature, (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
	Name:	John J. Goggins
	Title:	Executive Vice President and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Scott Little
Name: Scott Little Title: Vice President

[Signature Page to Sixteenth Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No. 615369 AY1

MOODY’S CORPORATION

3.750% SENIOR NOTES DUE 2052

No. R-1	$500,000,000

Principal and Interest. Moody’s Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of five hundred million dollars ($500,000,000) on February 25, 2052 and to pay interest thereon from February 25, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 25 and August 25 in each year, commencing August 25, 2022 at the rate of 3.750% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be the date that is 15 calendar days before the Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Note shall be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date set forth below.

Dated: February 25, 2022

MOODY’S CORPORATION

By:
	Name:	John J. Goggins
	Title:	Executive Vice President and General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: February 25, 2022

COMPUTERSHARE TRUST COMPANY, N.A.

as successor to Wells Fargo,

National Association,

as Trustee, certifies

that this is one of

the Securities referred

to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

Indenture. This Note is one of a duly authorized issue of Securities of the Company (herein called the “Note” or collectively, the “Notes”), issued and to be issued under an Indenture, dated as of August 19, 2010, as supplemented by a Sixteenth Supplemental Indenture dated February 25, 2022 (as so supplemented, herein called the “Indenture”), between the Company and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $500,000,000.

Optional Redemption. The Notes are subject to redemption at the Company’s option, in whole or in part, at any time prior to August 25, 2051, at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on August 25, 2051 (the “Par Call Date”)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed.

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining

Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption of Notes not represented by a global Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held in global form on the depositary (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Company may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Restrictive Covenants. The Indenture does not limit the incurrence of additional debt by the Company or any of its Subsidiaries; however, it does limit the creation of certain Liens and the entry into sale and leaseback transactions by the Company or any of its Restricted Subsidiaries. The limitations are subject to a number of important qualifications and exceptions. Once a year, the Company must report to the Trustee on its compliance with these limitations.

Denominations, Transfer and Exchange. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of any different authorized denomination or denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.08 of the Base Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company, the Trustee nor any agent shall of the Company or the Trustee shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to the provisions hereof, state the amount you elect to have purchased: $

Date:

Your

Signature:

                                                   (Sign exactly as your name appears on the face of this Note)

Tax

Identification

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Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)